Exhibit (4)


                 THE CHASE MANHATTAN BANK, N.A.
                    ONE CHASE MANHATTAN PLAZA
                    NEW YORK, NEW YORK  10081


                                                   June 21, 1994


KTM Holdings Corp.
c/o American Securities Capital
 Partners, L.P.
122 East 42nd Street
24th Floor
New York, NY  10168-0002

re  Ketema, Inc. Acquisition
     Financing

Ladies and Gentlemen:

          Reference is made to our letter to you dated May 5, 1994 (the "Commitment Letter") concerning the financing of the proposed Acquisition described therein. Terms defined in the Commitment Letter shall have the same meaning when used herein.

          The purpose of this letter is to amend the Commitment
Letter as set forth below.  We hereby agree that the Commitment
Letter (and the Senior Facilities Term Sheet attached thereto) shall be amended as follows:

          1. The amount of the Senior Facilities shall be $50,000,000, comprised of a $25,000,000 Term Loan Facility and a $25,000,000 Revolving Credit Facility.

          2.   Clause (xx) under the heading "A. Conditions
     Precedent" appearing in the Senior Facilities Term Sheet is hereby amended to read in its entirety as follows:

          "(xx)     The per share purchase price of the
                    Acquisition shall in no case exceed $15.00."

          Except to the extent modified hereby, the terms of the Commitment Letter shall remain in full force and effect.

          If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this letter. This letter may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                         Very truly yours,

                         THE CHASE MANHATTAN BANK, N.A.



                         By: /s/ Edward McNulty
                            Title: Managing Director


Agreed and Accepted this
 21st day of June, 1994:


KTM HOLDINGS CORP.



By: /s/ Michael G. Fisch
   Title: Executive Vice
           President


AMERICAN SECURITIES CAPITAL
 PARTNERS, L.P.


By:  AMERICAN SECURITIES CAPITAL
          PARTNERS GP CORP.



     By: /s/ Michael G. Fisch
        Title: President

                                                     Exhibit (5)









                  AGREEMENT AND PLAN OF MERGER

                           dated as of

                          June 21, 1994

                              among

                        Ketema, Inc.,

                       KTM Holdings Corp.

                               and

                      KTM Acquisition Corp.

                     TABLE OF CONTENTS

                                                            Page

                            ARTICLE I
                           THE MERGER

SECTION  1.01  Company Action. . . . . . . . . . . . . .      2
         1.02  The Merger. . . . . . . . . . . . . . . .      3
         1.03  Conversion of Shares. . . . . . . . . . .      3
         1.04  Surrender and Payment . . . . . . . . . .      4
         1.05  Dissenting Shares . . . . . . . . . . . .      5
         1.06  Stock Options . . . . . . . . . . . . . .      6


                           ARTICLE II
                    THE SURVIVING CORPORATION

SECTION  2.01  Certificate of Incorporation. . . . . . .      7
         2.02  Bylaws. . . . . . . . . . . . . . . . . .      7
         2.03  Directors and Officers. . . . . . . . . .      7


                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY

SECTION  3.01  Corporate Existence and Power . . . . . .      7
         3.02  Corporate Authorization . . . . . . . . .      8
         3.03  Governmental Authorization. . . . . . . .      8
         3.04  Non-Contravention . . . . . . . . . . . .      8
         3.05  Capitalization. . . . . . . . . . . . . .      9
         3.06  Subsidiaries. . . . . . . . . . . . . . .      9
         3.07  SEC Filings . . . . . . . . . . . . . . .     10
         3.08  Financial Statements. . . . . . . . . . .     10
         3.09  Disclosure Documents. . . . . . . . . . .     11
         3.10  Litigation. . . . . . . . . . . . . . . .     11
         3.11  Finders' and Bankers' Fees. . . . . . . .     11


_____________________
     The Table of Contents is not a part of this Agreement.

                           ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES
                            OF BUYER

                                                           Page

SECTION  4.01  Corporate Existence and Power . . . . . .     12
         4.02  Corporate Authorization . . . . . . . . .     12
         4.03  Governmental Authorization. . . . . . . .     12
         4.04  Non-Contravention . . . . . . . . . . . .     13
         4.05  Disclosure Documents. . . . . . . . . . .     13
         4.06  Finders' and Bankers' Fees. . . . . . . .     13
         4.07  Financing . . . . . . . . . . . . . . . .     13
         4.08  Ownership of Shares . . . . . . . . . . .     14
         4.09  Solvency; Adequate Capitalization . . . .     14


                            ARTICLE V
                    COVENANTS OF THE COMPANY

SECTION  5.01  Conduct of the Company. . . . . . . . . .     14
         5.02  Stockholder Meeting; Proxy
                 Material. . . . . . . . . . . . . . . .     16
         5.03  Access to Information . . . . . . . . . .     16
         5.04  Other Potential Bidders . . . . . . . . .     16
         5.05  Notices of Certain Events . . . . . . . .     17


                           ARTICLE VI
                       COVENANTS OF BUYER

SECTION  6.01  Confidentiality . . . . . . . . . . . . .     17
         6.02  Voting of Shares. . . . . . . . . . . . .     18
         6.03  Director and Officer Liability. . . . . .     18


                           ARTICLE VII
                       COVENANTS OF BUYER
                         AND THE COMPANY

SECTION  7.01  Best Efforts. . . . . . . . . . . . . . .     19
         7.02  Certain Filings . . . . . . . . . . . . .     19
         7.03  Public Announcements. . . . . . . . . . .     19
         7.04  Further Assurances. . . . . . . . . . . .     19

                          ARTICLE VIII
                    CONDITIONS TO THE MERGER

                                                           Page
SECTION  8.01  Conditions to the Obligations
                 of Each Party . . . . . . . . . . . . .     20
         8.02  Additional Conditions to the Obligations
                 of Buyer and Merger Subsidiary. . . . .     20
         8.03  Conditions to the Obligations of
                 the Company . . . . . . . . . . . . . .     21


                           ARTICLE IX
                           TERMINATION

SECTION  9.01  Termination . . . . . . . . . . . . . . .     22
         9.02  Effect of Termination . . . . . . . . . .     23


                            ARTICLE X
                          MISCELLANEOUS

SECTION  10.01 Notices . . . . . . . . . . . . . . . . .     23
         10.02 Survival of Representations and
                 Warranties. . . . . . . . . . . . . . .     24
         10.03 Amendments; No Waivers. . . . . . . . . .     24
         10.04 Fees and Expenses . . . . . . . . . . . .     25
         10.05 Successors and Assigns. . . . . . . . . .     25
         10.06 Governing Law . . . . . . . . . . . . . .     26
         10.07 Counterparts; Effectiveness . . . . . . .     26
         10.08 Actions of the Company Approved or
                 Taken by the Acquiring Group. . . . . .     26

                  AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of June 21, 1994 among Ketema, Inc., a Delaware corporation (the "Company"), KTM Holdings Corp., a Delaware corporation ("Buyer"), and KTM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

    WHEREAS:

A. The Company is a corporation duly incorporated and validly existing under the corporate laws of the State of Delaware with it principal executive offices located at Suite 600, One Cherry
Center, 501 South Cherry Street, Denver, Colorado 80222.

B. The authorized capital stock of the Company consists of (i) 13,500,000 shares of common stock, $1 par value, (the "Company Common Stock"), of which 3,490,202 shares are issued and outstanding as of the date hereof, and (ii) 1,500,000 shares of Preferred Stock, $1 par value, none of which shares are issued and outstanding as of the date hereof.

C. Buyer is a corporation duly incorporated and validly existing under the corporate laws of the State of Delaware with its principal address located c/o American Securities Partners, L.P. at 122 East 42nd Street, New York, New York 10168.

D. Immediately prior to the Effective Time (as defined in Section 1.02(b) below), Buyer and/or Merger Subsidiary will own or be deemed to own beneficially not less than 894,000 shares of Company Common Stock, which shares are currently beneficially owned by certain clients of American Securities Partners, L.P. and by Hugh H. Williamson, III, the President and Chief Executive Officer of the Company (collectively, the "Acquiring Group"), and include shares of Company Common Stock issuable upon conversion of certain convertible subordinated debentures of the Company (or upon conversion of the convertible preferred stock which is issuable under certain circumstances upon conversion of such debentures) owned by members of the Acquiring Group.

E. The Board of Directors of the Company, based in part on the recommendation of a Special Committee of the Board of Directors initially appointed on September 28, 1993 and comprised entirely of Directors who are neither members of management nor affiliated with American Securities Partners, L.P. or the Acquiring Group (the "Special Committee"), (i) unanimously approved the members of the Acquiring Group becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law and the Company's Certificate of Incorporation for purposes of proposing a "business combination" (as defined in said Section 203 and the Company's Certificate of Incorporation) between the Company and an entity formed by the Acquiring Group for the purpose of engaging in such a business combination, and (ii) has unanimously determined that the Merger is fair and in the best interests of the stockholders of the Company (other than the Acquiring Group) and has unanimously resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the terms and conditions set forth herein, to recommend the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

F. The Board of Directors of the Company, based in part on the recommendation of the Special Committee, and the Boards of Directors of Buyer and Merger Subsidiary each have approved the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware and the terms and conditions provided below, pursuant to which each Share (as defined in Section 1.03 hereof) (other than Shares held by the Company as treasury stock, Shares owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time and Shares as to which appraisal rights have been perfected) shall be converted into the right to receive the Merger Consideration (as defined in Section 1.03(a) below).

    NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                            ARTICLE I

                           THE MERGER

         SECTION 1.01 Company Action. The Company hereby consents to the Merger (as defined in Section 1.02) and represents that its Board of Directors, at a meeting duly called and held and acting, in part, on the unanimous recommendation of the Special Committee, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders (other than the Acquiring Group), (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and
(iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders, provided, that such recommendation may be withdrawn, modified or amended by the Board of Directors of the Company if the Board deems such withdrawal, modification or amendment appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with counsel.

         SECTION 1.02. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

         (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger substantially in the form of Exhibit A hereto with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such certificate of merger (the "Effective Time").

         (c)  From and after the Effective Time, the Surviving
Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

         SECTION 1.03.  Conversion of Shares.  At the Effective
Time:

         (a) each share of Company Common Stock, together with the right (a "Right") associated therewith entitling the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (each such share and associated Right being referred to herein as a "Share" and collectively, the "Shares") outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.03(b) or as provided in Section 1.05 with respect to Shares as to which appraisal rights have been perfected, be converted into the right to receive $15.00 in cash, without interest (the "Merger Consideration");

         (b) each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

         (c) each outstanding share of 7% Cumulative Convertible Voting Preferred Stock, $1 par value, of the Company (each, a "Convertible Preferred Share" and collectively, the "Convertible Preferred Shares"), if any, owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

         (d) each outstanding Convertible Preferred Share, if any, not owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time, shall remain outstanding in accordance with its terms and shall not be converted in the Merger; and

         (e) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 1.04. Surrender and Payment. (a) At or prior to the Effective Time, the Company shall appoint American Stock Transfer & Trust Company as agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, the Surviving Corporation will make available to the Exchange Agent the Merger Consideration to be paid in respect of all outstanding Shares entitled thereto as to which appraisal rights have not been exercised. At or prior to the Effective Time, the Company or Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

         (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

         (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.04(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned within one week after the end of such one year period, without further action or request, to the Surviving Corporation, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto; provided, however, that nothing herein shall limit the obligations of the Surviving Corporation under Section 1.04(b).

         SECTION 1.05.  Dissenting Shares.  Notwithstanding
Section 1.03, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 1.06. Stock Options. (a) Except as otherwise provided in paragraph (b) of this Section 1.06 and except for outstanding options to purchase Shares and conjunctive stock appreciation rights granted to Hugh H. Williamson, III, the Company shall take all steps reasonably necessary such that, at the Effective Time, the holder of each outstanding option to purchase Shares granted under the Company's 1988 Stock Incentive Plan, whether or not then vested or exercisable, shall be paid by the Surviving Corporation for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the option (the "Spread") by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option is actually vested or exercisable at such time) and each such option shall thereafter be cancelled. Any conjunctive stock appreciation rights related to any such option shall also be cancelled and, in accordance with the terms thereof and of the Company's Stock Incentive Plan, each holder thereof shall be entitled to receive from the Surviving Corporation an amount in cash equal to 66-2/3% of the product obtained by multiplying (i) the Spread by (ii) the number of Shares to which such stock appreciation rights relate.

         (b) Notwithstanding the provisions of paragraph (a) above, Buyer may, at its option but subject to its receipt of the requisite consent of the individual holder thereof, including Hugh H. Williamson, III, issue in exchange for the cancellation of all options held by such holder outstanding at the Effective Time and any conjunctive stock appreciation rights related thereto, a deeply discounted non-qualified option to purchase shares of common stock of Buyer (a "Substitute Option"). The number of shares of Buyer's common stock subject to such Substitute Option shall be such number of shares as shall have a fair market value immediately after the Effective Time equal to the sum of the Aggregate Value (as hereinafter defined) and the aggregate exercise price under the Substitute Option. The Aggregate Value shall mean the sum of (A) the amount determined by multiplying (i) the Spread with respect to all options held by such individual holder by (ii) the number of Shares such individual holder could have purchased had he exercised such options in full immediately prior to the Effective Time (whether or not such options are actually vested or exercisable at such time) plus (B) 66-2/3% of the product obtained by multiplying (i) the Spread with respect to all options held by such individual holder which have conjunctive stock appreciation rights related thereto by (ii) the number of Shares to which such stock appreciation rights relate. The term of each Substitute Option shall be ten years. Each Substitute Option shall become vested and exercisable on the seventh anniversary of the date of grant; provided, however, that the Substitute Option shall have accelerated vesting and exercisability provisions if certain pre-determined earnings and/or debt reduction goals are met, in which case the Substitute Option shall become vested and exercisable with respect to up to 20% of the shares of Buyer's common stock subject thereto on or after each of the first, second, third, fourth and fifth anniversaries of the date of grant. The Substitute Options shall contain such other terms and conditions as shall be set forth in the non-qualified stock option agreement executed by Buyer and the individual holder of an option consenting to receive such Substitute Option pursuant to this Section 1.06(b).


                           ARTICLE II

                   THE SURVIVING CORPORATION

         SECTION 2.01.  Certificate of Incorporation.  The
certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.02.  Bylaws.  The bylaws of the Company in
effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law,
(i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and
(ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY

         The Company represents and warrants to Buyer that:

         SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals where the failure to so obtain would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, "Material Adverse Effect" means with respect to any matter that such matter would be expected to materially and adversely affect the business, condition (financial or otherwise) or results of operations of the Company and its consolidated Subsidiaries considered as a whole.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(i) the filing of a certificate of merger in accordance with Delaware Law; and (ii) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

         SECTION 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, or
(ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary.

         SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 13,500,000 authorized shares of Company Common Stock and 1,500,000 authorized shares of Preferred Stock, $1 par value ("Preferred Shares"). As of May 31, 1994, (a) 3,490,202 shares of Company Common Stock were issued and outstanding, (b) 1,041,619 shares of Company Common Stock were held in the treasury of the Company, (c) 943,003 shares of Company Common Stock were reserved for future issuance upon conversion of the Company's 8% Convertible Subordinated Debentures due 2003 (the "Public Debentures") of which $14,692,000 in aggregate principal amount were outstanding, (d) 48,192 shares of Company Common Stock were reserved for future issuance upon conversion of the Company's 8% Convertible Subordinated Debentures due 2003 (the "Private Debentures") of which $500,000 principal amount were outstanding and held by Hugh H. Williamson, III and (e) 461,479 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Incentive Plan. As of May 31, 1994, (a) no Preferred Shares were issued and outstanding, (b) no Preferred Shares were held in the treasury of the Company, (c) 943,003 Convertible Preferred Shares were reserved for future issuance upon conversion, under certain circumstances, of the Public Debentures and (d) one one-hundredth of a share of Series A Junior Participating Preferred Stock is reserved for future issuance upon exercise, under certain circumstances, of each Right issued under the Company's Shareholder Rights Plan, dated October 15, 1991, between the Company and American Stock Transfer & Trust Company, as Rights Agent. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since May 31, 1994, resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and
(iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.06. Subsidiaries. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and
(ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

         SECTION 3.07. SEC Filings. (a) The Company has delivered to Buyer (i) the annual report on Form 10-K for its fiscal year ended February 28, 1994 (the "Company 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since June 24, 1993 and (iii) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since February 28, 1994.

         (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-K fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated statements of operations and of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheets of the Company as of February 28, 1994 set forth in the Company 10-K and "Balance Sheet Date" means February 28, 1994.

         SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

         (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in any Company Disclosure Documents (including, without limitation, the Company Proxy Statement) based upon information furnished to the Company in writing by Buyer specifically for use therein.

         SECTION 3.10. Litigation. Except as set forth in the Company 10-K or most recent quarterly report on Form 10-Q, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its officers or Directors which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         SECTION 3.11. Finders' and Bankers' Fees. Except for Bear, Stearns & Co. Inc. ("Bear Stearns"), a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, the Special Committee or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.



                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                            OF BUYER

         Buyer represents and warrants to the Company that:

         SECTION 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any material activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer and Merger Subsidiary.

         SECTION 4.03. Governmental Authorization. (a) The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(i) the filing of a certificate of merger in accordance with Delaware Law and (ii) compliance with any applicable requirements of the Exchange Act.

         (b) With respect to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, (i) Buyer is controlled by KTM Partners, L.P., a New York limited partnership (the "Partnership"); (ii) formation of Buyer requires no Premerger Notification and Report Forms to be filed; (iii) neither the Partnership, Buyer nor Merger Subsidiary will have any assets other than capital consisting of cash and equity securities of the Company that will be utilized in connection with the Merger; and (iv) the Partnership, Buyer and Merger Subsidiary will not have regularly prepared balance sheets prior to the consummation of the Merger.

         SECTION 4.04. Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any material provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary.

         SECTION 4.05. Disclosure Documents. The information with respect to Buyer and its affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

         SECTION 4.06. Finders' and Bankers' Fees. Except for American Securities Corporation and its successor, American Securities Partners, L.P., which have acted on behalf of the Acquiring Group, and for The Bridgeford Group, which has been engaged as a financial adviser to Buyer and its affiliates, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.07 Financing. Buyer has received and furnished copies to the Company of a commitment letter addressed to Buyer (the "Commitment Letter") from The Chase Manhattan Bank, N.A. (the "Lender") dated May 5, 1994, as amended on June 21, 1994, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to enter into a credit agreement with Merger Subsidiary to provide financing for the transactions contemplated herein (the "Financing"). The aggregate proceeds of the Financing committed by the Lender in the Commitment Letter, together with the then available cash and marketable securities of the Company and equity financing to be provided by the Acquiring Group and/or other investors, is in an amount which Buyer believes is sufficient to provide all of the requisite Merger Consideration, to effect all refinancing required in connection with the transactions contemplated herein and to pay all related fees and expenses. The equity to be provided by the Acquiring Group and/or other investors to Buyer shall, in any event, be not less than $15,000,000 consisting of cash contributed by the Acquiring Group or by third party investors (which may be substantial individuals and/or families, financial institutions, public and private pension funds, corporations and other sophisticated and substantial investors) and/or Shares valued on the basis of the Merger Consideration (or Public Debentures, Convertible Preferred Shares issued upon conversion thereof or Private Debentures) contributed to Buyer or Merger Subsidiary.

         SECTION 4.08 Ownership of Shares. On the record date applicable to the meeting of stockholders of the Company to be held in connection with the Merger, the members of the Acquiring Group, Buyer and/or Merger Subsidiary in the aggregate will own beneficially not less than 894,000 Shares, including Shares issuable upon conversion of the Public Debentures (or any Convertible Preferred Shares) and the Private Debentures beneficially owned by them.

         SECTION 4.09 Solvency; Adequate Capitalization. After giving effect to the Merger, the Surviving Corporation will be solvent. For purposes of this Agreement, the term "solvent" shall mean, with respect to the Surviving Corporation, that the fair valuation of its property will be, on the date of determination, greater than the total amount of liabilities of the Surviving Corporation as of such date and that the present fair saleable value of the Surviving Corporation's assets will be, on the date of determination, greater than the amount that will be required to pay the Surviving Corporation's probable liability on its existing debts as they become absolute and matured. After giving effect to the Merger, the Surviving Corporation will not have unreasonably small capital with which to conduct its business.


                            ARTICLE V

                    COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and (except for acts necessary to the Merger) shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the consent of Buyer:

         (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

         (b) the Company will not, and will not permit any Subsidiary to, acquire, whether by purchase of equity securities, merger or consolidation, any other Person or acquire a material amount of assets of any other Person;

         (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

         (d) except as otherwise contemplated herein, the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing;

         (e) the Company will not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except upon conversion of the Public Debentures (or any Convertible Preferred Shares) or the Private Debentures and except as required by outstanding options or stock appreciation rights under the Company's Stock Incentive Plan as in effect as of the date hereof, or amend any of the terms of any such securities, options or rights outstanding as of the date hereof, except as specifically contemplated by this Agreement;

         (f) the Company will not split, combine or reclassify shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; and

         (g) the Company will not, and will not permit any Subsidiary to, except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer of employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units).

         SECTION 5.02.  Stockholder Meeting; Proxy Material.
The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company, acting in part on the unanimous recommendation of the Special Committee, shall, subject to their fiduciary duties after consultation with counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, but subject to the terms hereof, including Section 10.08(b), the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement, all other proxy materials for such meeting and the Rule 13E-3 Transaction Statement required pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3"), (ii) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

         SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors and auditors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

         SECTION 5.04. Other Potential Bidders. The Company shall, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of this Agreement, to the same extent permitted by Section 5.03 hereof, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines that such action is appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with counsel. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company shall not solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company.

         SECTION 5.05.  Notices of Certain Events.  The Company
shall promptly notify Buyer of:

         (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

         (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.


                           ARTICLE VI

                       COVENANTS OF BUYER

         Buyer agrees that:

         SECTION 6.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement Buyer will hold, and will instruct its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain other than as a result of a disclosure by Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its potential sources of financing (both debt and equity) in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by or on behalf of Buyer from the Company in connection with this Agreement that are subject to such confidentiality undertaking.

         SECTION 6.02. Voting of Shares. Prior to the record date applicable to the Company Stockholder Meeting to be held in connection with the Merger, each of the members of the Acquiring Group shall execute an agreement with the Company, substantially in the form of Exhibit B attached hereto, to vote or cause to be voted all of the Shares and Convertible Preferred Shares, if any, then outstanding and beneficially owned by such member of the Acquiring Group in favor of the approval and adoption of this Agreement and the Merger.

         SECTION 6.03. Director and Officer Liability. For six years after the Effective Time, Buyer will or will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For such six years after the Effective Time, Buyer will or will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if such coverage is not obtainable at a cost less than or equal to two times the amount per annum the Company paid in its last full fiscal year, Buyer shall or shall cause the Surviving Corporation to purchase such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date hereof, as may be obtained having a cost not to exceed two times the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Buyer.


                           ARTICLE VII

                       COVENANTS OF BUYER
                         AND THE COMPANY

         The parties hereto agree that:

         SECTION 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer also will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy all requirements of the Financing agreements or any alternative arrangements which are conditions to closing the transactions constituting the Financing.

         SECTION 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things they may deem desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                          ARTICLE VIII

                    CONDITIONS TO THE MERGER

         SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable law:

         (i) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with Delaware Law;

         (ii) no court, arbitrator or governmental body, agency, official or authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

         (iii) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained; and

         (iv) at the time of mailing of the Company Proxy Statement, Bear Stearns shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and, at or prior to the time of the Company Stockholder Meeting and the Effective Time, Bear Stearns shall not have withdrawn such opinion.

         SECTION 8.02. Additional Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable law:

         (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate signed by the principal financial officer of the Company to the foregoing effect;

        (ii) Buyer shall have received or be satisfied that it will receive all consents and approvals contemplated by
    Section 3.03 or otherwise necessary in connection with the consummation of the Merger; and

        (iii) Buyer shall have obtained on behalf of Merger Subsidiary the Financing pursuant to the Commitment Letter in an amount which, together with then available cash and marketable securities of the Company, exclusive of the Company's investment in Pine Street Partners, L.P., is sufficient to enable the Surviving Corporation to pay as of the Effective Time the aggregate amount of the Merger Consideration payable hereunder to holders of Shares, to effect all necessary refinancing, and to pay all related fees and expenses as contemplated by the Commitment Letter.


         SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable law:

         (i) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the President or any Vice President of each of Buyer and Merger Subsidiary to the foregoing effect;

         (ii) the Company shall have received all documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary to enter into this Agreement, all in form and substance satisfactory to the Company; and

         (iii) the Board shall have received a certificate signed by the principal financial officer of the Company to the effect that after the consummation of the Merger, the Surviving Corporation will be solvent as defined above in
    Section 4.09; provided, however, that if the Lender providing the Financing shall require an opinion of an independent appraiser to such effect, a copy of such opinion addressed to the Board shall be received in lieu of the certificate of the principal financial officer.


                           ARTICLE IX

                           TERMINATION

         SECTION 9.01.  Termination.  This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

         (i) by mutual written consent of the Company and Buyer;

         (ii) by either the Company or Buyer, if the Merger has not been consummated by December 31, 1994;

         (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

         (iv) by either the Company or Buyer if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholder Meeting called for such purpose;

         (v) by Buyer or the Company (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if (a) the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Buyer or Merger Subsidiary or shall have resolved to do any of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so, or (b) any Person shall have acquired beneficial ownership or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder and not including the Acquiring Group) shall have been formed which beneficially owns 50% or more of the Shares.

         SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01, 10.04 and 10.08 shall survive the termination hereof; provided, however, that, except as specifically provided herein, nothing herein shall relieve any party hereto of liability for any breach of this Agreement.


                            ARTICLE X

                          MISCELLANEOUS

         SECTION 10.01.  Notices.  All notices, requests and
other communications to any party hereunder shall be in writing
(including telecopy or similar writing) and shall be given,

         if to Buyer or Merger Subsidiary, to:

              KTM Holdings Corp.
              c/o American Securities Partners, L.P.
              122 East 42nd Street
              New York, New York  10168
              Telecopy:   (212) 697-5524
              Attention:  Michael G. Fisch

                   with a copy to:

              Stroock & Stroock & Lavan
              7 Hanover Square
              New York, New York  10004-2696
              Telecopy: (212) 806-6006
              Attention:  David L. Finkelman, Esq.

         if to the Company, to:

              Ketema, Inc.
              501 South Cherry Street
              Suite 600
              Denver, Colorado  80222
              Telecopy:  (303) 331-9430
              Attention: Special Committee of the Board
                         of Directors

                   with a copy to:

              Skadden, Arps, Slate, Meagher & Flom
              919 Third Avenue
              New York, New York  10022
              Telecopy:  (212) 735-2001
              Attention:  Eileen Nugent Simon, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

         SECTION 10.02.  Survival of Representations and
Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

         SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any such amendment and any such waiver by the Company shall have been approved by the Board of Directors of the Company, acting on the recommendation of the Special Committee; and provided, further, that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.04.  Fees and Expenses.  (a)  Except as
otherwise provided in this Section, all Expenses (as defined below) incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         (b) If (i) this Agreement is terminated (a) by the Company or Buyer pursuant to Section 9.01(iv), (b) by the Company pursuant to Section 9.01(v) if the Company or the Special Committee shall have recommended to the stockholders of the Company any Competing Transaction or (c) by the Company or Buyer pursuant to Section 9.01(v)(b) or (ii) the Merger is not consummated and the Company is in breach in any material respect of its covenants, representations, warranties or agreements contained herein, and in any of such events set forth in clause
(i) or (ii) Buyer and Merger Subsidiary are not in breach in any material respect of their respective covenants, representations, warranties or agreements contained herein, the Company shall, promptly after a request by Buyer therefor, pay, or in the discretion of Buyer, reimburse Buyer for, all Expenses, not to exceed $1,500,000, incurred by or on behalf of Buyer.

         "Expenses", as used in this Section, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants (which shall not include fees and expenses of officers or Directors of Buyer and/or affiliates thereof) and commitment fees and other financing fees and expenses) incurred by Buyer, Merger Subsidiary or the Company or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Financing, the preparation, printing, filing and mailing of the Company Proxy Statement and Schedule 13E-3, the solicitation of the stockholder approvals and all other matters related to the consummation of the transactions contemplated herein.

         SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Buyer of its obligations under this Agreement or prejudice the rights of stockholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.04. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

         SECTION 10.06.  Governing Law.  This Agreement shall be
construed in accordance with and governed by the law of the State of Delaware.

         SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 10.08. Actions of the Company Approved or Taken by the Acquiring Group. (a) The parties hereto hereby agree that any action or inaction of the Company approved or taken or omitted to be taken by the Acquiring Group or any member thereof (including Hugh H. Williamson, III) that is not concurred in by the Special Committee and that might otherwise be a breach of this Agreement shall not be a breach of this Agreement and that Buyer and Merger Subsidiary waive any and all claims and causes of action arising out of or otherwise related to any such action or inaction.

         (b) Buyer and Merger Subsidiary waive any and all claims and causes of action (i) against the Company or the Special Committee or its members (collectively, the "Section 10.08(b) Parties") arising out of or otherwise related to any of the Section 10.08(b) Parties' actions pursuant to Section 5.04 hereof (including, without limitation, that any such action would constitute a breach of Sections 5.02 or 7.01 hereof) and
(ii) against any of the Section 10.08(b) Parties and/or any third parties for tortious or intentional interference with contract or with prospective economic advantage by virtue of any of the Section 10.08(b) Parties' or such third parties' actions hereunder (including, without limitation, actions taken pursuant to Section 5.04 hereof) or the termination of this Agreement by the Company in accordance with the terms hereof.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                        KETEMA, INC.



                        By /s/ Hugh H. Williamson, III
                          Title: President and CEO


                        KTM HOLDINGS CORP.



                        By /s/ Michael G. Fisch
                          Title: Executive Vice President


                        KTM ACQUISITION CORP.



                        By /s/ Michael G. Fisch
                          Title: Executive Vice President

                                                       EXHIBIT A


                  FORM OF CERTIFICATE OF MERGER


                     _______________________

                      CERTIFICATE OF MERGER
                               OF
                      KTM ACQUISITION CORP.
                              INTO
                          KETEMA, INC.
                     _______________________

                 Pursuant to Section 251 of the
        General Corporation Law of the State of Delaware
                     _______________________


         KETEMA, INC., a Delaware corporation, hereby certifies as follows:

         FIRST: The names of the constituent corporations are "KTM ACQUISITION CORP." and "KETEMA, INC.". Each constituent corporation is incorporated under the laws of the State of Delaware.

         SECOND: An Agreement and Plan of Merger dated as of June 21, 1994 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the General Corporation Law of the State of Delaware.

         THIRD:  The name of the surviving corporation (the
"Surviving Corporation") is Ketema, Inc.

         FOURTH:  The Certificate of Incorporation of Ketema,
Inc. as in effect at the date of the merger shall be the Certificate of Incorporation of the Surviving Corporation.

         FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, 501 South Cherry Street, Suite 600, Denver, Colorado 80222, and a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

         IN WITNESS WHEREOF, Ketema, Inc. has caused this
Certificate of Merger to be executed in its corporate name by its
President and attested by its Secretary this ____ day of _______,
1994.

                             KETEMA, INC.



                             By ___________________________
                                 Hugh H. Williamson, III
                                 President

Attest:



By _________________________
         Secretary

                                                       EXHIBIT B









                                       ____________, 1994


Ketema, Inc.
501 South Cherry Street
Suite 600
Denver, Colorado  80222

Dear Sirs:

         The undersigned is or may become a beneficial owner of shares of common stock, $1.00 par value per share ("Common Stock"), or voting preferred stock, $1.00 par value per share ("Preferred Stock"), of Ketema, Inc., a Delaware corporation (the
"Company"). The undersigned has been advised that the Company has entered into an Agreement and Plan of Merger dated as of June
21, 1994 with KTM Holdings Corp., a Delaware corporation ("Holdings"), and KTM Acquisition Corp., a Delaware corporation ("Acquisition Corp."), pursuant to which Acquisition Corp. would be merged into the Company and the Company would thereby become a wholly-owned subsidiary of Holdings. Such Agreement and Plan of Merger, as it may hereafter be amended in accordance with its terms, is referred to herein as the "Merger Agreement."

         The undersigned hereby agrees that in any vote of the Company's stockholders with respect to the Merger Agreement and the transactions thereby contemplated (whether at a meeting or otherwise), the undersigned will vote, or cause to be voted, all shares of Common Stock and Preferred Stock, if any, then outstanding and beneficially owned by the undersigned in favor of the approval and adoption of the Merger Agreement and the transactions thereby contemplated.

         This letter shall in no way be construed to preclude the undersigned from (i) converting any convertible securities of the
Company beneficially owned by the undersigned into, or exercising any option or right to acquire, shares of Common Stock or Preferred Stock or (ii) otherwise acquiring shares of Common Stock or Preferred Stock after the date hereof. Any such shares of Common Stock or Preferred Stock so acquired shall become subject to the terms of this letter.

         The undersigned acknowledges that in the event of any breach by the undersigned of the obligations set forth in this letter, the Company will not have an adequate remedy at law or in damages. Accordingly, in the event of any such breach, the undersigned consents to the issuance of an injunction or award of specific performance or the enforcement of other equitable remedies against the undersigned in any action to compel performance of the terms hereof.

         The provisions of this letter shall terminate, and the undersigned shall cease to be bound hereby, concurrently with any termination of the Merger Agreement in accordance with its terms.

         In the event that the undersigned is a director of the Company, it is understood that the provisions of this letter relate solely to the undersigned as a stockholder of the Company and shall not in any way be construed to require the undersigned to take or refrain from taking any action in the undersigned's capacity as a director of the Company.

         Please indicate your acceptance of this letter by signing below.

                             Very truly yours,


                             __________________________



Accepted and Agreed:

KETEMA, INC.


By:________________________
    Name:
    Title: